EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Unit Corporation, to be filed with the Securities and Exchange Commission on or about March 14, 2018, all of the references to our reserves audit report for Unit Corporation dated January 31, 2018, which appears in Unit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 27, 2018. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 14, 2018